                                                           Exhibit 2.69


                              BRAND MANAGER AGREEMENT

     THIS AGREEMENT is entered into this 13th day of November, 1997, by and between DISPATCH MANAGEMENT SERVICES CORP., a Delaware corporation ("DMS Corp.") and Frank Nizzare, an individual residing at 30 Hillview Lane, Staten Island, New York, (the "Brand Manager"). The parties agree that Frank Nizzare may freely assign the rights and duties of Brand Manager to S & M Corp., a subchapter S corporation to be formed.



                                     WITNESSETH:

     WHEREAS, DMS Corp. owns companies providing time-critical and related services;

     WHEREAS, DMS Corp. wishes to retain the services of the Brand Manager to manage the business owned by DMS Corp. known as Zoom Acquisition Corp. (the "Brand") as an independent entity;

     WHEREAS, the Brand Manager wishes to be retained by DMS Corp. to manage the Brand as an independent entity; and

     WHEREAS, the parties hereto wish to set forth the terms and conditions pursuant to which the Brand Manager will manage the Brand.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

     1.   Services.      DMS Corp. hereby retains the Brand Manager, as an
independent entity, to manage the Brand, and the Brand Manager hereby accepts such engagement, all upon the terms and conditions herein provided. During the term of this Agreement, the Brand Manager covenants to manage the Brand in a reasonable and judicious manner, using his best efforts to maximize Brand Contribution (defined as total revenue less total expenses, before taxes, in accordance with U.S. GAAP except as otherwise set forth in Exhibit 1 attached hereto) and revenue of the Brand. For purposes of clarification, except where otherwise provided in this Agreement, DMS Corp. will not have the right to direct or control the Brand Manager as to the details of when, where and how his responsibilities under this Agreement are to be performed.

     2.   Conduct of Business Through DMS Corp.
          Notwithstanding anything in this Agreement to the contrary, the Brand Manager covenants and agrees that all of the Brand's business (including but not limited to dispatching services, other back-office functions, and road management services) shall be conducted, processed and serviced through DMS Corp., its affiliates, or an entity designated by DMS Corp., and the failure to do so shall be grounds for DMS Corp. to terminate this Agreement immediately.

          The Brand Manager also covenants and agrees that the Brand will be managed pursuant to the "DMS Model" (as defined below), subject to a transition period as mutually determined by the Brand Manager and DMS Corp., and subject also to the provisions of paragraph 3(b) below. For purposes of this Agreement, the "DMS Model" shall mean the use of DMS Corp.'s licensed software, consolidation of back-office operations through a DMS Center; standardized delivery zones, costing, services and data entry; profit-incentivized workers; and other methods of doing business in effect from time to time which are intended to be consistent with the industry's then-current best practices as determined by DMS Corp.

     3.   Revenue Maintenance; Brand Contribution Percentage Maintenance.

            (a) Revenue Maintenance. The Brand Manager shall be responsible for maintaining and growing the revenue base of the Brand. The Brand Manager must maintain a revenue base of at least $7,500,000 for the Brand during any twelve month calendar period (January 1-December 31). For purposes of this paragraph 3(a), the revenue base of the Brand from the date of execution of this Agreement through December 31, 1997 shall be annualized.

          As set forth in paragraph 6 hereinbelow, the Brand Manager's failure to maintain a minimum revenue base of $7,500,000 during any twelve month calendar period shall be grounds for termination of this Agreement by DMS Corp.

          (b) Brand Contribution Percentage Maintenance. The Brand Manager shall be responsible for maintaining and growing the "Brand Contribution Percentage" (defined as Brand Contribution as a percentage of the brand's total revenue). The relative performance of the Brand's Brand Contribution Percentage, compared to the Brand Contribution Percentage of all other DMS Corp. brands, will be evaluated on a quarterly basis by DMS Corp. and provided to the DMS Corp. Business Steering Committee for review. The first such review under this agreement will be made as of the end of the second quarter following the commencement of this agreement, and such review will include the first two quarters (combined). If, for the first review period and the following review period, or for three consecutive review periods following the first review period, the Brand's Brand Contribution Percentage falls in the bottom 10% of the Brand Contribution Percentage achieved by all DMS Corp. brands, DMS Corp. will have the right, upon approval by the Business Steering Committee, to terminate this Agreement in accordance with the provisions of paragraph 6 hereinbelow.

          The Brand Manager, on at least 60 days' advance notice from DMS Corp., will be responsible for preparing a budget, in conjunction with DMS Corp., forecasting expense items under his control for each fiscal quarter in the upcoming fiscal year. Such budget will include expenses according to the DMS Model, provided that during the initial 2 year term of this agreement the Brand Manager shall have the right not to include an expense under the DMS Model (and not to use the DMS service associated with such expense) if such expense is greater than the expense at which the Brand Manager can secure a comparable service. In any event, the Brand Manager shall not unreasonably withhold his approval as to expense items according to the DMS Model. Any disagreements as to the expense items to be included in the budget shall be referred to the DMS Corp. Business Steering Committee for resolution.

          All budgets will be submitted to the DMS Corp. Business Steering Committee for approval, and such approval shall not be unreasonably withheld unless the submitted budget targets a Brand Contribution Percentage in the bottom 10% of the Brand Contribution Percentages targeted by all DMS Corp.
brands.   During the initial 2 year term of this agreement, no additional DMS
Corp. charges will be added to the expenses reflected in an approved budget; after the initial 2 year term of the agreement, such charges may be added in the discretion of the Steering Committee.

     4.   Brand Manager Compensation.

          (a) Contribution -Based Compensation Structure. During the term of this Agreement, the Brand Manager shall be compensated by DMS Corp. based on the revenue/Brand Contribution formula set forth in Exhibit 1, which exhibit is attached hereto and incorporated herein by reference.

          (b) Treatment of Uncollectible Accounts Receivable. DMS Corp. and/or its agents agree to make a good faith effort to collect all receivables of the Brand for a period of ninety days after billing and posting of revenues. Any receivables not collected within such ninety day period shall be written off by DMS Corp. and assigned back to the Brand Manager for further collection action, provided that the following accounts shall not be written off or assigned back unless the same remains uncollected for a period of 120 days after billing and posting: Beacon Hill, Scott Printing, and Oppenheimer & Company, and Chase Manhattan. The Brand Contribution shall be calculated by increasing the expenses for the calendar month immediately following such ninety day period by 100% of the amount of receivables written off by DMS Corp. so as to compensate DMS Corp. for the uncollected amount. If any portion of such uncollected amount is collected in the future, such portion shall be included as revenue for the month in which it is received.

          (c)  Cash/Equity Mix of Compensation.   The Brand Manager's
compensation, as determined in accordance with Exhibit 1 attached hereto, shall be paid partly in cash, and partly by the issuance to the Brand Manager of registered, unrestricted common stock of DMS Corp. The cash/equity compensation to be paid by DMS Corp. to the Brand Manager is set forth in
Exhibit 2, which exhibit is attached hereto and incorporated herein by reference.

          (d) Minimum Retainer; Deferred Compensation. For the services rendered by the Brand Manager pursuant to this Agreement, DMS Corp. shall pay the Brand Manager a minimum retainer in the amount of $______ per month, in arrears, payable on the 25th day of the calendar month immediately following the month for which the retainer is being paid. DMS Corp. will provide the Brand Manager with a monthly statement of the Brand Manager's total earned margin for the Brand. Any additional cash compensation, and all compensation payable in common stock of DMS Corp. to which the Brand Manager is entitled pursuant to this Agreement will be paid on a deferred basis on or about the January 15th following the year in which such compensation is earned.

          (e) Expense Reimbursement and Benefits. Expense reimbursement and benefits policies of the Brand will be determined by the Brand Manager, subject to generally accepted accounting principles and applicable tax laws and regulations. The Business Steering Committee of DMS Corp. will provide the Brand Manager with a list of guidelines as to appropriate reimbursement and benefits policies for use by the Brand Manager. In the event that a particular expense reimbursement or benefit is not clearly within the guidelines supplied by the Business Steering Committee, then the Brand Manager shall submit the issue to the Business Steering Committee for approval prior to claiming the reimbursement or benefit as a deduction by the Brand.

          Notwithstanding the foregoing, to the extent an expense is reported for the Brand which expense is determined to be (either wholly or partly) non-deductible for tax purposes, the Brand Contribution shall be reduced by adding (as an additional expense for purposes of calculating Brand Contribution) that amount of additional taxes incurred by DMS Corp. as a result of such non-deductibility.

     5. Term. The term of this Agreement shall begin as of the date of the Initial Public Offering of DMS Corp.'s common stock, and unless terminated in accordance with the provisions of paragraph 6 hereinbelow, shall terminate two
(2) years thereafter. Thereafter, this Agreement shall be automatically renewed for successive one year periods, unless the Brand Manager shall give written notice to the contrary at least 90 days prior to the termination of the initial one year period or any succeeding one year period thereafter, or unless this Agreement is terminated in accordance with the provisions of paragraph 6 hereinbelow.

     6.   Termination.

          (a) Termination Rights. In addition to the provisions for termination provided elsewhere in this Agreement, this Agreement may be terminated at any time upon the mutual consent, given in writing effective upon delivery, of DMS Corp. and the Brand Manager. The Brand Manager shall have the unilateral right to give DMS Corp. notice of an intention to voluntarily withdraw from this Agreement on six months written notice. In the event of such voluntary withdrawal, or in the event of termination of this Agreement by DMS Corp. or the DMS Corp. Business Steering Committee pursuant to this paragraph 6, the right to re-issue a Brand Manager Agreement for the Brand rests solely with DMS Corp. This Agreement may also be terminated by DMS Corp. upon the happening of any of the following circumstances: (i) Brand Manager's failure to conduct all of the Brand's business through DMS Corp., its affiliates or designee as required pursuant to paragraph 2 above; (ii) failure to maintain the minimum revenue base set forth in paragraph 3(a) above; (iii) the Brand's Brand Contribution Percentage falling in the bottom 10% of the Brand Contribution Percentage achieved by all other DMS Corp. brands for the review periods specified in paragraph 3(b) above; (iv) the Brand Manager's violation of the Non-Competition Agreement dated the 13th day of November, 1997 between the parties hereto; or (v) conduct constituting "termination for just cause" at any time during the term of the Agreement. For purposes of this Agreement, "termination for just cause" shall mean termination for: (a) proven dishonesty in the course of managing the Brand; (b) conviction of the Brand Manager for violation of any criminal law; or (c) declaration of bankruptcy, composition of creditors, attachment of the Brand Manger's interest or rights under this Agreement and similar occurrences.

          (b) Cure Period. Compliance with the terms of this Brand Manager Agreement shall be determined by the judgment of the Business Steering Committee of DMS Corp., except that DMS Corp. shall be solely responsible for determining whether the Agreement may be terminated pursuant to the provisions of Sections
6(a)(i), 6(a)(iv) or 6(a)(v) above.   Members of the Business Steering Committee
will include other active brand managers engaged by DMS Corp., and the head of the Business Steering Committee will be the President of DMS Corp. In the event that the Business Steering Committee determines that the Brand Manager has defaulted in his obligations under this Agreement, the Brand Manager shall receive written notice thereof, and (except for termination by DMS Corp. under Sections 6(a)(i), 6(a)(iv) or 6(a)(v), any of which shall be grounds for immediate termination without opportunity for cure) shall be given a cure period during which the Brand Manager shall be permitted to address and rectify the default. In the case of a failure to achieve the minimum revenue base required under Paragraph 3(a) above, the Brand Manager shall be deemed to have addressed and rectified the default if, during the calendar quarter immediately following the date on which the Brand Manager receives notice of such default, the annualized revenue for the Brand equals or exceeds the minimum revenue base set forth in Paragraph 3(a). In the case of the Brand's Brand Contribution Percentage falling in the bottom 10% of the Brand Contribution Percentage achieved by all other DMS Corp. brands for the review periods specified in Paragraph 3(b), the Brand Manager shall be deemed to have addressed and rectified the default if, during the calendar quarter immediately following the date on which the Brand Manager receives notice of such default, the Brand's Brand Contribution Percentage falls in the top 90% of the Brand Contribution Percentage achieved by all other DMS Corp. brands. In the event that the default has not been addressed and rectified within the specified cure period, as determined in the sole discretion of the Business Steering Committee, the Business Steering Committee will submit a recommendation to all brand managers that this Agreement be terminated (the "Recommendation of Termination"). Unless greater than one third of all DMS Corp. brand managers send the Business Steering Committee written objection to such termination within fourteen (14) days after the date of the Recommendation of Termination, this Agreement will be terminated immediately thereafter and the Brand Manager will be so notified in writing. Upon termination, all keys, identification materials, and proprietary information and the like will be returned to DMS Corp.

     7.   Miscellaneous.

          (a) Payment in local currency. All references to the measurement, determination or payment of money under this Agreement, are to be in the currency of the area in which the Brand Manager will perform his services. The equity portion of the Brand Manager's compensation payable under this Agreement need not be listed on a stock exchange, but in the event such equities are listed, they shall be listed on such exchange as DMS Corp. shall determine in its sole discretion.

          (b) No Employment Agreement. This Agreement does not create an employer/employee relationship between the parties hereto. Except where otherwise provided in this Agreement, DMS Corp. has no right to control and direct the Brand Manager in the performance of his obligations under this Agreement. Rather, the Brand Manager is recognized as an independent entity.

          (c) Binding Effect; Assignability. This Agreement shall be binding upon and shall inure to the benefit of DMS Corp. and the Brand Manager, and their respective successors and/or permitted assigns. The Brand Manager shall have the right to assign his rights and obligations under this Agreement to another individual or entity with prior written approval of DMS Corp. only, which approval shall not be unreasonably withheld or delayed. The Brand Manager's request for approval of such an assignment shall include the name of the assignee; DMS Corp. shall approve such assignment unless the assignee or an affiliate of the assignee is, in the reasonable judgment of DMS Corp. a competitor of DMS Corp.

          (d) Governing Law; Severability. This Agreement shall be governed by the laws of the State of Delaware, without regard to such state's conflicts of law principles. The Brand Manager hereby agrees to the personal jurisdiction of the state and federal courts in Delaware. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          (e) Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter hereof, and will not be superseded by any prior Agreement, covenant, or law other than that imposed by the State of Delaware.

          (f) No Waiver. No waiver by DMS Corp. shall constitute a waiver as to any subsequent act and this agreement may not be amended or modified except in writing signed by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                         DISPATCH MANAGEMENT SERVICES CORP.
                         "DMS CORP."


                         /s/ Linda Jenkinson
                         ---------------------------------
                         Linda Jenkinson
                         Chief Executive Officer

WITNESS:                 "BRAND MANAGER"


                         /s/ Frank Nizzare
-------------------      --------------------------------
                         Frank Nizzare